                                                                    EXHIBIT 4.13

                             DATED February 20, 2002
                             -----------------------



                                 (1) ENODIS PLC


                                       and


                (2) CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED


                                       and


                 (3) CREDIT SUISSE FIRST BOSTON EQUITIES LIMITED



                ----------------------------------------------------

                       RIGHTS ISSUE UNDERWRITING AGREEMENT

                ----------------------------------------------------






                                                       Herbert Smith
                                                       Exchange House
                                                       Primrose Street
                                                       London EC2A 2HS
                                                       Tel: 020 7374 8000
                                                       Fax: 020 7374 0888
                                                       Ref: 2029/4591

                                TABLE OF CONTENTS

Clause        Headings                                                     Page


 1  DEFINITIONS .........................................................  1

 2  CONDITIONS ..........................................................  6

 3  DELIVERY OF DOCUMENTS ...............................................  7

 4  PRESS ANNOUNCEMENT AND PROSPECTUS ...................................  7

 5  PROVISIONAL ALLOTMENT ...............................................  9

 6  APPOINTMENT AS SPONSOR, LISTING AND TRADING APPLICATIONS AND
    CRESTCO .............................................................  9

 7  NOTIFICATION TO THE UNDERWRITER ..................................... 10

 8  OBLIGATIONS OF THE UNDERWRITER ...................................... 11

 9  PAYMENT OF COSTS, EXPENSES, FEES AND COMMISSIONS .................... 14

10  FURTHER ANNOUNCEMENTS AND COMMITMENTS ............................... 16

11  WARRANTIES .......................................................... 16

12  LIMITATION OF CLAIMS AND INDEMNITY .................................. 19

13  TERMINATION IN EXCEPTIONAL CIRCUMSTANCES ............................ 23

14  EFFECT OF TERMINATION ............................................... 24

15  OBLIGATIONS OF THE PARTIES .......................................... 25

16  TIME OF THE ESSENCE ................................................. 26

17  WITHHOLDING AND GROSSING-UP ......................................... 26

18  VARIATION ........................................................... 26

19  ENTIRE AGREEMENT .................................................... 26

20  COUNTERPARTS ........................................................ 26

21  NOTICES ............................................................. 26

22  GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS .................. 27

SCHEDULE 1 - The Directors .............................................. 28

SCHEDULE 2 - List of Documents .......................................... 29

SCHEDULE 3 - The Warranties ............................................. 32

SCHEDULE 4 - New Ordinary Shares taken up ............................... 36

Agreed Drafts

"A"            Press Announcement

"B"            Prospectus

"C"            Provisional Allotment Letter

"D"            Definitive Share Certificate

"E"            Verification Notes

"F"            Working Capital Report

"G" Security application forms in respect of the Nil Paid Rights and Fully Paid Rights

"H"            Senior Credit Facilities

"I"            Clause 11.6 Letter

THIS AGREEMENT is made on February 20, 2002,

BETWEEN:

1. ENODIS PLC, a company incorporated in England with registered number 109849 whose registered office is situate at Washington House, 40-41 Conduit Street, London W1S 2UQ (the "Company");

2. CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED of One Cabot Square, London, E14 4QJ (the "Sponsor"); and

3. CREDIT SUISSE FIRST BOSTON EQUITIES LIMITED of One Cabot Square, London E14 4QJ (the "Underwriter").

WHEREAS:

(A) The Company was incorporated in England and Wales on 24/th/ May 1910 with registered number 109849 and is a public company limited by shares. The Company's Ordinary Shares are admitted to trading on the Official List of the London Stock Exchange.

(B) The authorised share capital of the Company at the date hereof is (Pound)172,100,000 divided into 344,200,000 Ordinary Shares of 50p each, of which 250,290,992 Ordinary Shares have been issued and are fully paid.

(C) The Company proposes to offer up to 150,861,463 New Ordinary Shares for subscription by way of rights as described below for the purposes described in the Prospectus.

(D) On the terms and subject to the conditions referred to in this Agreement, the Underwriter has agreed to procure persons to subscribe or failing which to subscribe itself for the New Ordinary Shares.

(E) On the terms and subject to the conditions referred to in this Agreement, the Sponsor has agreed to act as sponsor in relation to the admission of the New Ordinary Shares in nil paid form to the Official List and as nominated representative in relation to the Company's application for admission of the New Ordinary Shares in nil paid form to trading on the London Stock Exchange.

NOW IT IS HEREBY AGREED as follows:

1.   DEFINITIONS

1.1 In this Agreement, including the recitals, the following expressions shall (except where the context otherwise requires) have the respective meanings set out below:

     "Acceptance Date" 8/th/ April 2002 or such later date as the Company and the Banks may agree;

     "Accounts Date" 29th September 2001;

     "Act" the Financial Services and Markets Act 2000;

     "Admission" admission to the Official List and admission to trading on the London Stock Exchange of the New Ordinary Shares in nil paid form becoming effective by the decision of the UK Listing Authority to admit such shares to listing being announced in accordance with paragraph 7.1 of the Listing Rules and by the decision of the London Stock Exchange to admit such shares in nil paid form to trading being announced in accordance with the LSE Admission Standards;

     "agreed draft" a document or agreement (or a draft thereof) in a form initialled for identification purposes by or on behalf of the Banks and the Company (subject, in the case of a document or agreement in draft, to such amendments as may be agreed between the Banks and the Company prior to the publication or execution of such document or agreement);

     "Applications" the Listing Application and the Trading Application;

     "Auditors" Deloitte & Touche of Hill House, One Little New Street, London, EC4A 3TR;

     "Banks" the Sponsor and the Underwriter (and references to the "Banks" shall be to each of them);

     "Board" the board of directors of the Company;

     "Brokers" Credit Suisse First Boston (Europe) Limited of One Cabot Square, London E14 4QJ;

     "business day" any day not being a Saturday on which trading banks are open for business in the City of London;

     "Company's Solicitors" Clifford Chance Limited Liability Partnership, 200 Aldersgate Street, London EC1A 4JJ;

     "CREST" the relevant system (as defined in the CREST Regulations) in respect of which CRESTCo is the Operator (as defined in the CREST Regulations);

     "CRESTCo" CRESTCo Limited;

     "CREST Regulations" the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755) (as amended);

     "Definitive Share Certificate" the definitive share certificate to be issued by the Company with respect to the New Ordinary Shares in the form of agreed draft "D";

     "Directors" the persons named in Schedule 1;

     "EGM" the extraordinary general meeting of the Company to be held at 10.00 am on 18th March 2002, notice of which is set out in the Prospectus;

     "Fraction Shares" the New Ordinary Shares representing the aggregate of fractional entitlements arising from the provisional allotment referred to in clause 5.1;

     "Form of Proxy" the form of proxy in the agreed terms for use in respect of the EGM;

     "Fully Paid Rights" the fully paid rights to acquire New Ordinary Shares;

     "Group" the Company and the Subsidiaries;

     "Indemnified Persons" (1) the Underwriter, its group undertakings and the directors, officers and employees of the Underwriter and its group undertakings and branches and (2) the Sponsor, its group undertakings and the directors, officers and employees of the Sponsor and its group undertakings and branches;

     "Issue Documents" the Prospectus, Form of Proxy, PAL and Press
     Announcement;

     "Issue Price" means 50 pence per New Ordinary Share;

     "Listing Application" the application which is being made to the UK Listing Authority for the admission of the New Ordinary Shares to the Official List;

     "Listing Rules" the listing rules made by the UK Listing Authority under section 74 of the Act;

     "London Stock Exchange" London Stock Exchange PLC;

     "LSE Admission Standards" the rules issued by the London Stock Exchange in relation to the admission to trading of, and continuing requirements for, securities admitted to the Official List;

     "New Ordinary Shares" up to the 150,861,463 new Ordinary Shares proposed to be issued in accordance with the terms of the Issue Documents and this Agreement;

     "Nil Paid Rights" the New Ordinary Shares in nil paid form provisionally allotted to Qualifying Holders in connection with the Rights Issue;

     "N.Q. Holders" the Ordinary Shareholders on the register at the close of business on the Record Date who are not Qualifying Holders because they are Overseas Shareholders who are, on the basis (and with the exceptions) described in the Prospectus, excluded from the Rights Issue;

     "N.Q. Shares" the New Ordinary Shares which would have been provisionally allotted to the N.Q. Holders had they been Qualifying Holders;

     "Official List" the list maintained by the UK Listing Authority pursuant to
     Part VI of the Act;

     "Ordinary Shareholders" the holders of Ordinary Shares;

     "Ordinary Shares" the ordinary shares of 50p each in the capital of the Company;

     "Overseas Shareholders" has the meaning given in the Prospectus;

     "PAL" the renounceable provisional allotment letter in relation to the New Ordinary Shares in the form of agreed draft "C" to be issued or made available by the Company to Qualifying Non-CREST Holders and all Overseas Shareholders who are Qualifying Holders in respect of the Nil Paid Rights;

     "Press Announcement" the press announcement in relation to the Rights Issue in the form of agreed draft "A";

     "Prospectus" the prospectus relating to the Company incorporating a circular to the Company's Ordinary Shareholders and a notice of EGM, in the form of agreed draft "B";

     "Qualifying CREST Holders" the Qualifying Holders whose Ordinary Shares on the register of members of the Company at the close of business on the Record Date are in uncertificated form;

     "Qualifying Holders" the Ordinary Shareholders of the Company on the register of members of the Company at the close of business on the Record Date with the exclusion of certain Overseas Shareholders as more particularly described in the Prospectus;

     "Qualifying Non-CREST Holders" the Qualifying Holders whose Ordinary Shares on the register of members of the Company at the close of business on the Record Date are in certificated form;

     "Record Date" 11/th/ March 2002;

     "Registrar of Companies" the Registrar of Companies in England and Wales;

     "Registrars" Computershare Investor Services PLC of PO Box 859, The Pavilions, Bridgwater Road, Bristol BS99 1XZ;

     "Reporting Accountants" PricewaterhouseCoopers of 1 Embankment Place, London WC2N 6RH;

     "Resolutions" the resolutions numbered 1, 2 and 5 (increase in authorised share capital; authority to allot; disapplication of pre-emption rights) to be proposed at the EGM set out in the notice of EGM of the Company contained in the Prospectus;

     "Rights Issue" the proposed offer of the New Ordinary Shares by way of rights to Qualifying Holders on the basis set out in the Issue Documents;

     "Senior Credit Facilities" the senior credit facilities entered into between Elevator Holdings Limited, Credit Suisse First Boston and Royal Bank of Scotland plc on the date of this Agreement in the form of agreed draft "H";

     "Subsidiaries" the subsidiaries and subsidiary undertakings of the Company, particulars of which are set out in paragraph 2 of Part VI of the Prospectus;

     "taken up" or "deemed to be taken up" has the meaning given in schedule 4;

     "tax" all taxes including (without limitation) taxes on income, profits or gains, receipts, sales or use, occupation, franchise or VAT (save such VAT as is payable pursuant to clause 9), personal or real property or development value and other taxes, levies, imposts, duties, charges or withholdings of any nature whatsoever and all penalties, charges and interest included in or relating to any claim or assessment therefor regardless of whether such taxes, penalties, charges and interest are directly or primarily chargeable against or attributable to the Company or any Subsidiary and/or whether an amount in respect of such taxes is recoverable from any other person whatsoever;

     "Tax Relief":

     A. any relief, loss, allowance, exemption, set-off or credit in respect of any taxation;

     B. any deduction in computing income, profits or gains for the purposes of any taxation; or

     C. any right to repayment of taxation including any repayment supplement or interest in respect of tax;

     "Trading Application" the application which is being made to the London Stock Exchange for the admission of the New Ordinary Shares to trading on the London Stock Exchange;

     "UK Listing Authority" the Financial Services Authority as the competent authority for listing in the United Kingdom under Part VI of the Act;

     "Unaccepted Shares" has the meaning given to it in sub-clause 7.2;

     "US Person" has the meaning given in the prospectus;

     "US Securities Act" has the meaning given in sub-clause 11.7.1;

     "VAT" value added tax imposed under the Value Added Tax Act 1994;

     "Verification Notes" the notes prepared in the form of agreed draft "E" in order to verify certain statements and information contained in the Prospectus and the Press Announcement;

     "Warranties" the warranties representations and undertakings set out in
     Schedule 3; and

     "Working Capital Report" the report prepared by the Reporting Accountants reviewing and reporting on the cash flow projections and working capital requirements of the Group in the form of agreed draft "F".

1.2 Words and expressions defined in the Companies Act 1985 or the Companies Act 1989 shall unless the context otherwise requires have the same meanings in this Agreement.

1.3  In this Agreement, including the recitals:

     1.3.1 a reference to "certificated" or "certificated form" in relation to an Ordinary Share is a reference to an Ordinary Share title to which is recorded on the register of members of the Company as being held in certificated form;

     1.3.2 a reference to "uncertificated" or "uncertificated form" in relation to a share or other security is a reference to an Ordinary Share title to which is recorded on the register of members of the Company as being held in uncertificated form, and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST;

     1.3.3 references to recitals, clauses, sub-clauses, paragraphs and Schedules (other than to a schedule to a statutory provision) are to recitals, clauses, sub-clauses and paragraphs of and Schedules to this Agreement;

     1.3.4 a reference to a statute or statutory provision includes a reference:

             (A) to that statute or provision as from time to time modified or re-enacted;

             (B) to any repealed statute or statutory provision which it re-enacts (with or without modification); and

             (C) to any subordinate legislation made under the relevant statute;

     1.3.5 references to the singular include a reference to the plural and vice versa;

     1.3.6   references to any gender include a reference to all genders;

     1.3.7 references to persons include a reference to bodies corporate, unincorporated associations and partnerships; and

     1.3.8 headings to clauses are for convenience only and do not affect interpretation.

1.4 References to "the Company being aware" shall include references to matters of which the Directors, or any thereof, are aware and references to "awareness" or "knowledge" or "so far as the Company is aware" or any similar expression shall be deemed to include the knowledge that the Company would have if each of the Directors have made all reasonable enquiries concerning the relevant Warranty in the context of the Rights Issue.

2.   CONDITIONS

2.1 The obligations of the Sponsor and the Underwriter under this Agreement (save for the obligations of the Sponsor under sub-clause 6.7) are conditional upon the fulfilment of each of the conditions set out below:

     2.1.1 the Prospectus having been approved by or on behalf of the UK Listing Authority on the date following the date of this Agreement;

     2.1.2 a copy of the Prospectus having been delivered to the Registrar of Companies for registration, as required by section 83 of the Act, on the date followng the date of this Agreement or on the date following of this Agreement;

     2.1.3 the delivery by the Company to the Sponsor of the documents referred to in Part I of Schedule 2 on the date or on the date following the date of this Agreement, as appropriate having regard to Schedule 2;

     2.1.4 the release of the Press Announcement not later than 9.00 a.m. on the date of this Agreement;

     2.1.5 the Prospectus and Form of Proxy being despatched in accordance with sub-clause 4.2 not later than the date following the date of this Agreement;

     2.1.6 the passing, with such amendment, if any, as the Underwriter may agree (such agreement not to be unreasonably withheld or delayed), of the Resolutions at the EGM, notice of which is set out in the Prospectus (or at any adjournment thereof) not later than 18/th/ March 2002;

     2.1.7 the posting of the PALs in accordance with sub-clause 5.6 not later than 18/th/ March 2002;

     2.1.8 any supplements to the Prospectus having been approved by the Banks pursuant to sub-clause 4.4 and by the UK Listing Authority and published in accordance with section 81 of the Act not later than the day prior to the date on which the condition in sub-clause 2.1.9(B) below shall have been satisfied and such supplement(s) having been delivered to the Registrar of Companies on or before their date of publication;

     2.1.9 (A) the UK Listing Authority agreeing to admit the New Ordinary Shares nil paid to the Official List and the London Stock Exchange agreeing to admit the New Ordinary Shares nil paid to trading on the London Stock Exchange on or before 19/th/ March 2002; and (B) Admission taking place on or before 10.00 am on 19/th/ March 2002;

     2.1.10 the Company provisionally allotting the New Ordinary Shares in nil paid form in accordance with this Agreement; and

     2.1.11 (unless the Company shall have exercised its rights referred to in sub-clauses 5.7 with the Underwriter's written consent (not to be unreasonably withheld or delayed)) each condition to enable the Nil Paid Rights and the Fully Paid Rights to be admitted as a participating security (as defined in the CREST Regulations) in CREST (other than Admission) being satisfied on or before 18/th/ March 2002.

2.2 The Company undertakes to the Banks to use its reasonable endeavours to procure satisfaction of the conditions set out in sub-clause 2.1 by the times stated therein, but if any of such conditions shall not be so satisfied, or waived by the Banks pursuant to sub-clause 2.3, then, subject to the provisions of clause 14, all obligations of the Banks hereunder and any outstanding obligations of the Company shall cease and determine and (without prejudice to any claim for any prior breach) none of the parties shall have any claim against any other in relation thereto.

2.3 The Banks, in their absolute discretion and in whole or in part, shall be entitled:

     2.3.1 to waive compliance with any or all of the conditions contained in sub-clauses 2.1.3, 2.1.4, 2.1.5 and 2.1.8; and

     2.3.2 to extend any of the dates or times referred to in clause 2.1 by which any of the conditions are required to be satisfied.

3.   DELIVERY OF DOCUMENTS

3.1 The Company shall forthwith following execution of this Agreement deliver or procure to be delivered to the Sponsor (to the extent that the Sponsor has not already received the same) the documents listed in Part I of
     Schedule 2 in a form acceptable to the Sponsor and shall subsequently deliver all such further documents listed in Part II of Schedule 2 or as the Sponsor may reasonably require to enable it to discharge its obligations hereunder. The Sponsor shall procure to be delivered as soon as reasonably practicable thereafter a certified copy of all such documents to the Underwriter.

3.2 As soon as reasonably practicable and in any event prior to the EGM, the Company shall give to the Sponsor an undated letter in the agreed terms from the Company to CRESTCo confirming that each condition to enable the Nil Paid Rights and the Fully Paid Rights to be admitted as a participating security (as defined in the CREST Regulations) in CREST has been satisfied. Unless the Company shall have exercised its rights referred to in sub-clause 5.7 with the Underwriter's written consent (not to be unreasonably withheld or delayed), forthwith after the condition set out in sub-clause 2.1.11 has been satisfied, the Sponsor shall date the letter and give it to CRESTCo.

4.   PRESS ANNOUNCEMENT AND PROSPECTUS

4.1 Not later than 9.00 a.m. on the date of this Agreement or such later time as shall be agreed pursuant to clause 2.3 the Company shall release the Press Announcement to the Companies Announcement Office of the London Stock Exchange.

4.2 Subject to the fulfilment (or waiver by the Banks, if applicable) of the conditions set out in sub-clauses 2.1.1, 2.1.2, 2.1.3 and 2.1.4 the Company shall despatch or make available the Prospectus and Form of Proxy in accordance with the Listing Rules on the date hereof to the Qualifying Holders and for information only to the holders of options over Ordinary Shares.

4.3 Subject to the fulfilment (or waiver by the Banks, if applicable) of the conditions set out in sub-clauses 2.1.1, 2.1.2, 2.1.3 and 2.1.4, the Company will use all reasonable endeavours to procure that:

     4.3.1 such number of copies of the Prospectus as the Brokers may reasonably request are made available to the Brokers for delivery to the UK Listing Authority, and for use in connection with the Rights Issue generally, at such time as the Brokers shall reasonably request;

     4.3.2 such number of copies of the Prospectus as may reasonably be necessary are made available at the registered office of the Company no later than the business day after they are despatched; and

     4.3.3 such number of copies of the Prospectus as may reasonably be necessary are made available to the Registrars no later than the business day after they are despatched.

4.4 If before Admission the Company shall become aware that there is, or is likely to be, a significant change affecting any matter contained in the Prospectus the inclusion of which was required by section 80 of the Act or by the Listing Rules or by the UK Listing Authority or a significant new matter has arisen, the inclusion of information in respect of which would have been so required if it had arisen when the Prospectus was prepared, the Company shall forthwith notify the Sponsor (which shall thereafter notify the Underwriter) thereof in writing (with full details) and in such event:

     4.4.1 the Company shall promptly prepare and, through the Sponsor, deliver to the UK Listing Authority for approval any supplementary prospectus which shall be in a form agreed upon by the Sponsor (on its own behalf and on behalf of the Underwriter) and the Company, and shall use its reasonable endeavours to obtain approval and authorisation thereof by the UK Listing Authority;

     4.4.2 upon receipt in a form reasonably satisfactory to the Sponsor of evidence of approval by the UK Listing Authority of such supplementary prospectus or of the authorisation of its issue without such approval, the Company shall procure their delivery to the Registrar of Companies in England and Wales for registration in accordance with section 83 of the Act; and

     4.4.3 the Company shall comply with section 81 of the Act and Chapters 5, 7 and 8 of the Listing Rules in relation thereto.

4.5 If a supplementary prospectus is published pursuant to sub-clause 4.4, reference to the Prospectus or to the Issue Documents in clause 12 and
     Schedule 3 shall be deemed to include the supplementary prospectus and the Warranties shall be deemed to have been made and given on the date of this Agreement in relation to the Prospectus as amended by the supplementary prospectus as well as to the original Prospectus.

4.6 So far as within its power and save as agreed otherwise by the Sponsor, the Company will do all acts and things and execute all documents necessary on its part for the purpose of giving effect to the Rights Issue, including in particular complying with section 81 of the Act and procuring the Prospectus (and any supplementary prospectus) to be delivered to the Registrar of Companies as required by section 83(1) of the Act.

5.   PROVISIONAL ALLOTMENT

5.1 Subject to fulfilment of the conditions set out in sub-clause 2.1 (other than those set out in paragraph 2.1.7 and 2.1.9(B)) and to the following provisions of this clause, the Company shall provisionally allot the New Ordinary Shares in nil paid form on 18th March 2002 (or such later date as may be agreed between the Underwriter and the Company) for subscription by way of rights at the Issue Price, payable in full on acceptance, to all Qualifying Holders.

5.2 The New Ordinary Shares shall be allotted on the terms, and subject to the conditions, and on the basis of the information set out in the Prospectus and the PAL (if and to the extent that the New Ordinary Shares are to be allotted in certificated form).

5.3 Fraction Shares will not be allotted to Qualifying Holders and the entitlements of Qualifying Holders are to be rounded down to the nearest whole number of New Ordinary Shares. Fraction Shares will be aggregated and the rights to subscribe the same will be sold in the market for the benefit of the Company.

5.4 No provisional allotment of New Ordinary Shares in nil paid or fully paid form shall be made and no PAL shall be made available to N.Q. Holders.

5.5 The Company shall ensure that the Prospectus and the PALs are not sent to N.Q. Holders and that Nil Paid Rights are not credited to the stock accounts in CREST of N.Q. Holders.

5.6 Subject to the fulfilment of the conditions set out in sub-clause 2.1 (other than those set out in sub-clauses 2.1.7 and 2.1.9(B)) the Company shall:-

     5.6.1 arrange for the Registrars to despatch the PALs on 18/th/ March 2002, or such later date as the Underwriter and the Company may agree, to the Qualifying Non-CREST Holders entitled thereto; and

     5.6.2 arrange for the Registrars to instruct CRESTCo to credit the stock accounts in CREST of Qualifying CREST Holders entitled thereto their entitlements to Nil Paid Rights so that they are credited on 19/th/ March 2002 or such later date as the Underwriter and the Company may agree.

5.7 The Company may only exercise its rights in paragraph 2(k) of part III of the Prospectus to allot and issue Nil Paid Rights, Fully Paid Rights or New Ordinary Shares in certificated form if it has first obtained the Underwriter's written consent (not to be unreasonably withheld or delayed).

6.   APPOINTMENT AS SPONSOR, LISTING AND TRADING APPLICATIONS AND CRESTCO

6.1 The Company hereby confirms the appointment of the Sponsor as sponsor in relation to the Listing Application and the Sponsor hereby confirms its acceptance of such appointment, subject to the terms of this Agreement.

6.2 The Company hereby confirms that the foregoing appointment confers on the Sponsor all powers, authorities and discretions on behalf of the Company which are necessary for the Sponsor to perform its functions as a sponsor for the purposes of the Listing Application and as nominated representative for the purposes of the Trading Application and hereby agrees to ratify and confirm everything which the Sponsor shall lawfully and properly have done or shall do in the exercise of such appointment, power, authorities and discretions.

6.3 The Company undertakes to the Banks that it will apply prior to despatch of the Prospectus to the UK Listing Authority and to the London Stock Exchange for Admission, and undertakes that it will use its reasonable endeavours to obtain the same.

6.4 The Company warrants that it has, on the terms previously disclosed in writing to the Banks, instructed the Registrars to act as registrars and receiving agents in connection with the Nil Paid Rights and the Fully Paid Rights and the EGM and to perform the obligations assigned to it under the Issue Documents and this Agreement as registrars and receiving agents.

6.5 The Company undertakes to the Banks that it will give CRESTCo security application forms in the agreed terms (marked "G") in respect of the Nil Paid Rights and the Fully Paid Rights prior to despatch of the Prospectus.

6.6 The Company shall (so far as is within its power) take all such steps, give all such undertakings, provide all such information and execute all such documents as may be necessary:

     6.6.1 to comply with the requirements of the UK Listing Authority in relation to the Listing Application;

     6.6.2 to comply with the requirements of the London Stock Exchange in connection with the Trading Application; and

     6.6.3 subject to clause 5.7, to enable the Nil Paid Rights and the Fully Paid Rights to be admitted as a participating security (as defined in the CREST Regulations) in CREST.

6.7 The Sponsor agrees with the Company that it will give to the Company all reasonable assistance in obtaining Admission unless (and until) this Agreement is terminated pursuant to clause 13, provided always that nothing in this Agreement shall oblige the Sponsor to do anything inconsistent with its responsibilities under the Listing Rules, LSE Admission Standards or any other legal or regulatory requirement.

7.   NOTIFICATION TO THE UNDERWRITER

7.1 The Company shall arrange for the Registrars to notify the Underwriter as soon as reasonably practicable but in any event not later than 9.00 a.m. on 19/th/ March 2002 of the number of:

     7.1.1   the Fraction Shares; and

     7.1.2   the N.Q. Shares.

7.2 The Company shall arrange for the Registrars to notify the Underwriter not later than 9.00 a.m. on 9/th/ April 2002 of the number of the New Ordinary Shares which have not been taken up (as defined in Schedule 4) and shall arrange for the Registrars to notify the Underwriter not later than 9.00 a.m. on the second business day following the Acceptance Date of the number of New Ordinary Shares comprised in any PALs which were deemed to have been taken up under the provisions of Schedule 4, clause 3(a) but which were accompanied by cheques which have, by 6.00 p.m. on 9/th/ April 2002 been dishonoured (and any New Ordinary Shares which are not taken up or are the subject of dishonoured cheques as referred to in clause 8.6.2 are referred to in this Agreement as "Unaccepted Shares", which expression shall include Fraction Shares and/or N.Q. Shares which have not been taken up).

7.3 Immediately following the notification to the Underwriter of the number of Unaccepted Shares pursuant to sub-clause 7.2 the Underwriter and the Company shall consider and consult as to whether a public announcement should be made as to the number of Unaccepted Shares prior to the Underwriter commencing to procure subscribers pursuant to sub-clause 8.1.2.

8.   OBLIGATIONS OF THE UNDERWRITER

8.1 The Underwriter, as agent for the Company, shall use all reasonable endeavours to procure:

     8.1.1 by 3.00 p.m. on 20/th/ March 2002 (or, if not reasonably practicable by that time but reasonably practicable at a later time prior to the Acceptance Date, by 10.30 am on the Acceptance Date), the sale nil paid, at a premium in excess of the expenses of sale, of so many as can be sold by that time of the rights to subscribe for the Fraction Shares and the N.Q. Shares;

     8.1.2 by 3.00 p.m. on 10/th/ April 2002, subscribers at a net price (after deducting or providing for all expenses of subscription) equal to or exceeding the Issue Price (on terms that any such excess shall be for the benefit of the persons entitled thereto in accordance with sub-clause 8.4), for so many of the Unaccepted Shares as is reasonably practicable by that time, provided that the Underwriter may at any time after 10.30 a.m. on 8/th/ April 2002 cease to endeavour to procure any subscribers if it has been informed by the Brokers that, in their opinion, it is unlikely that any such subscribers can be so procured at such a price.

8.2 Any sales under sub-clause 8.1.1 will be deemed to have been made in the first instance in respect of rights to N.Q. Shares and, in the event that there are sufficient sales, thereafter in respect of rights to Fraction Shares. Any subscribers found under sub-clause 8.1.2 shall be deemed to have subscribed in the first instance for Unaccepted Shares other than Fraction Shares and, in the event that there are sufficient subscribers, thereafter for Fraction Shares.

8.3 Any sales under sub-clauses 8.1.1 and 8.1.2 shall be conducted in an "offshore transaction" (as such item is defined in Regulation S under the U.S. Securities Act).

8.4 The Underwriter shall distribute or procure to be distributed by cheque as soon as practicable after 10/th/ April 2002 and in any event not later than the fifth business day after the Acceptance Date:

     8.4.1 among those Qualifying Holders to whom were previously allotted New Ordinary Shares which were not taken up, so much (if any) of the proceeds of subscription of the Unaccepted Shares (other than Fraction Shares and N.Q.

             Shares) as exceeds the aggregate of the Issue Price and the expenses of subscription (or, if less, the amount allocated in accordance with sub-clause 8.4.3 below), pro rata in each case to the number of the New Ordinary Shares provisionally allotted to them respectively which were not taken up;

     8.4.2 to the N.Q. Holders, pro rata in each case to the number of N.Q. Shares which, had they been Qualifying Holders, would have been provisionally allotted to them, so much of the proceeds of sale of the rights to subscribe for the N.Q. Shares as shall exceed the expenses of sale thereof (if the same shall be sold pursuant to sub-clause 8.1.1) and so much of the amounts paid for such shares as shall exceed the aggregate of the Issue Price and the expenses of subscription (or, if less, the amount allocated in accordance with sub-clause 8.4.3 below) (if subscribers for the same shall be procured pursuant to sub-clause 8.1.2); and

     8.4.3 if subscribers under sub-clause 8.1.2 are found for some but not all of the Unaccepted Shares other than Fraction Shares, the net proceeds of subscription (to the extent the same exceeds the aggregate of the Issue Price and the expenses of subscription) shall be allocated between (i) Qualifying Holders to whom were previously allotted New Ordinary Shares which were not taken up (as a class) and (ii) N.Q. Holders (as a class) pro rata to the total number of New Ordinary Shares provisionally allotted and not taken up and the total number of N.Q. Shares respectively;

     PROVIDED that amounts of less than (Pound)3.00 per holding shall not be distributed but shall be retained for the benefit of the Company; and PROVIDED that, for the avoidance of doubt, this clause 8.4 shall not apply to the distribution of the proceeds of sale of Fraction Shares, to which the provisions of clauses 8.2 and 8.5.1 shall apply. If the provisional allotment of New Ordinary Shares was, at the time of its lapsing represented by a PAL, the proceeds shall be distributed to the person whose name and address appears on page one of that PAL and if the Nil Paid Rights were, at the time of their lapsing, in uncertificated form, shall be distributed to the person registered as the holder of those Nil Paid Rights at the time of their disablement in CREST.

8.5  The Underwriter shall credit to the Company, as provided in sub-clause 8.7:

     8.5.1 the whole (after deduction of expenses of sale) of the proceeds of sale of the rights to subscribe for the Fraction Shares under sub-clause 8.1.1;

     8.5.2 an amount equal to the Issue Price in respect of each of the New Ordinary Shares for which subscribers are procured pursuant to sub-clause 8.1.2; and

     8.5.3 a sum equal to the aggregate of the amounts of less than(Pound)3.00 which but for the proviso to sub-clause 8.4 would have been distributed as therein provided.

8.6 The Underwriter as underwriter shall by 3.00 p.m. on 12/th/ April 2002, subscribe for and take up or, as agent for the Company, procure persons to subscribe for and take up on the terms of the Issue Documents (other than in respect to the time and method for payment):

     8.6.1 any of the Unaccepted Shares for which the Underwriter shall not have been able to procure subscribers as provided in sub-clause 8.1.2; and

     8.6.2 any New Ordinary Shares comprised in any PALs which were deemed to have been taken up under sub-clause 7.2 but which were accompanied by cheques which have, by 6.00 p.m. on 9/th/ April 2002, been dishonoured;

     and the Underwriter shall credit to the Company, as provided in sub-clause 8.7, an amount equal to the Issue Price in respect of each of the New Ordinary Shares for which it subscribes or takes up or for which subscribers are procured pursuant to this sub-clause against allotment of such Unaccepted Shares to such persons and in such denominations as the Underwriter shall require.

8.7 The Underwriter shall transfer or procure the transfer to the account of the Company (Natwest Bank, Great Yarmouth Branch, 23 Hall Quay, Great Yarmouth, Norfolk, NR3 1HQ; Sort code: 55-81-45; Account number: 01122762) in immediately available funds an amount equal to the aggregate of the sums to be credited to the Company under this clause 8 (net of all sums due from the Company to the Underwriter under clause 9), in the case of the moneys to be credited to the Company pursuant to sub-clause 8.5 as soon as possible after cheques payable to the Underwriter or its agents for such moneys have been cleared but in any event not later than 3.00 p.m. on 12/th/ April 2002 and in the case of the subscription moneys payable in respect of the New Ordinary Shares subscribed pursuant to sub-clause 8.6 as soon as practicable after the subscription thereof and in any event not later than 3.00 p.m. on 12/th/ April 2002 in each case against delivery to the Underwriter, or to such persons as it may direct, of PALs in respect of those New Ordinary Shares that are to be allotted in certificated form, receipted as to payment in full, for the number of such New Ordinary Shares sold or subscribed as aforesaid, and CRESTCo crediting the Brokers' stock account in CREST (notified by the Underwriter) with the number of Fully Paid Rights that the Underwriter requires in respect of those New Ordinary Shares to be allotted in uncertificated form.

8.8 The Company shall procure that all cheques received in respect of PALs are presented for clearance immediately upon receipt.

8.9  As soon as all the New Ordinary Shares shall have been either:

     8.9.1 accepted in accordance with the terms of the PALs and the Prospectus; or

     8.9.2 subscribed by the Underwriter or by subscribers procured by it pursuant to sub-clause 8.1.2 or sub-clause 8.6,

     the Underwriter shall be discharged from all further obligations under this Agreement (other than any unsatisfied obligation to make payment under sub-clause 8.7).

8.10 The Company agrees with and acknowledges to the Underwriter that any information which the Underwriter may obtain as to whether or not persons have been procured to subscribe for any Unaccepted Shares pursuant to sub-clause 8.1.2 or, if any such persons have been procured, as to their identities, is information obtained by the Underwriter in its capacity as underwriter and not as financial adviser to the Company and that accordingly the Underwriter shall not be under any obligation to disclose to the Company any of such information.

8.11 The Company shall issue such documents and do such other acts and things as the Underwriter shall reasonably and lawfully require in connection with the sales to be made and the subscriptions to be procured pursuant to sub-clauses 8.1 and 8.6 including, without prejudice to the generality of the foregoing, giving to the

     Underwriter (or as it directs) fully paid PALs in the names and denomination that the Underwriter requires in respect of those rights to the New Ordinary Shares that are to be allotted in certificated form and ensuring that the Registrars instruct CRESTCo to credit the Brokers' stock account in CREST (notified by the Underwriter together with any other details that may reasonably be required by the Company) with the number of Fully Paid Rights that the Underwriter requires in respect of those rights to New Ordinary Shares that are to be issued in uncertificated form.

8.12 For the purposes of clause 8, the Company hereby irrevocably:

     8.12.1 appoints the Underwriter as its agent for these purposes and confirms that the foregoing appointment confers on the Underwriter all powers, authorities and directions on behalf of the Company which are necessary for, or reasonably incidental to, the procuring of persons to purchase the rights to subscribe for the Fraction Shares and the N.Q. Shares and to subscribe the Unaccepted Shares pursuant to sub-clauses 8.1 and 8.6; and

     8.12.2 for a period of twelve months from the date of this Agreement, appoints any director of the Underwriter as its attorney, in its name and on its behalf to sign, seal, execute and deliver, acknowledge and register any other document, and do any act or thing, which may be necessary for or incidental to the perfection and completion of such purchases or subscriptions; provided that, prior to any exercise of such power of attorney, the Underwriter shall notify the Company and shall afford the Company a reasonable opportunity to effect the matter proposed to be effected pursuant to such power of attorney.

8.13 The Company hereby agrees to ratify and confirm everything which the Underwriter or any such director shall lawfully and reasonably do in the exercise of such appointment, powers, authorities and discretions and undertakes to the Underwriter that, save as required by the law of any jurisdiction or by the regulations of any competent regulatory body, it will not give any instructions or take any other action which is inconsistent with its obligations or authorities under this Agreement or which would prevent the registration of any of the New Ordinary Shares in the names of the persons entitled thereto pursuant to the Rights Issue and this Agreement.

8.14 For the avoidance of doubt, the Underwriter shall be entitled to sub-underwrite any of its obligations under this Agreement, provided that any such sub-underwriting shall not affect the Underwriter's liability under such obligations and that the Underwriter shall be responsible for any fees or commissions payable to any such sub-underwriter.

9.   PAYMENT OF COSTS, EXPENSES, FEES AND COMMISSIONS

9.1 The Company shall pay to the Sponsor for its services hereunder and in connection with the Rights Issue generally a monthly fee (the "Fee") of (Pound)80,000 per month, exclusive of any VAT which may be chargeable on the supply of the services for which the Fee is the consideration for VAT purposes, which shall accrue in respect of each month from October 2001 to April 2002 inclusive (that is, seven months in total), and thereafter as may be agreed between the Company and the Sponsor. Where the supply of the services for which the fee is the consideration for VAT purposes is subject to VAT, the Company shall within five business days of the receipt of a valid VAT invoice (complete in all respects and stating inter alia the VAT amount) from the Sponsor addressed to the Company, pay to the Sponsor such VAT amount. Such monthly fee shall be payable on the last business day of each month, save that the fee accrued and unpaid in respect of the four months from October 2001 to January 2002 shall be paid as soon as reasonably practicable following the date of this Agreement.

9.2 The Company shall pay to the Underwriter for its services hereunder (whether or not any New Ordinary Shares fall to be acquired by the Underwriter pursuant to sub-clause 8.6) a commission of 2.25 (two and a quarter) per cent. of an amount equal to the Issue Price multiplied by the total number of New Ordinary Shares allotted pursuant to the Rights Issue (the "Underwriter Fee"), such Underwriter Fee to be paid (subject to Clause 9.3) by deduction thereof from the aggregate amount payable by the Underwriter to the Company pursuant to sub-clause 8.7, failing which such amounts shall be paid not later than 15/th/ April 2002 and such Underwriter Fee to be exclusive of any VAT which may be chargeable on the supply of the services for which the Underwriter Fee is the consideration for VAT purposes.

9.3 Where the supply of the services for which the Underwriter Fee is the consideration for VAT purposes is subject to VAT, the amount of such VAT shall (upon receipt by the Company of a valid VAT invoice complete in all respects and stating inter alia the VAT amount and addressed to the Company) be added to the figure to be deducted from the aggregate amount payable by the Underwriter to the Company as stated in Clause 9.2 above, or otherwise paid by the Company to the Underwriter.

9.4  With respect to costs and expenses:

     9.4.1 the Company shall pay all properly incurred costs and expenses of and incidental to the matters contained or referred to herein and in the Prospectus (together with any VAT payable in respect of any such costs or expenses) including (but without being limited to) all such costs and expenses of and incidental to the Rights Issue, UK Listing Authority and London Stock Exchange fees, the fees and charges of the Registrars, stamp duty and stamp duty reserve tax, all printing, advertising and distribution expenses, and all properly incurred legal and accountancy fees and expenses of the Company and the Banks;

     9.4.2 the Company shall forthwith upon request by the Banks pay to the Sponsor or the Underwriter (as applicable) an amount equal to any cost or expense for which the Company is responsible under sub-clause 9.4.1 but which has been paid by, or invoiced to, the Sponsor or the Underwriter (as applicable);

     9.4.3 where, pursuant to sub-clause 9.4.2, an amount is payable to the Sponsor or the Underwriter the Company shall, in addition, forthwith upon request by the Sponsor or the Underwriter pay to the Sponsor or the Underwriter (as the case may be) in respect of VAT:

             (A) if any payment in respect of costs or expenses constitutes part of the consideration for any supply of services by such party to the Company, such amount as equals any VAT charged to such party in respect of the same costs or expenses which such party certifies is not recoverable by it by repayment or set-off together with (subject to the Sponsor or the Underwriter, as the case may be, delivering a valid VAT invoice to the Company) an amount representing any VAT properly chargeable in consideration for that supply; and

             (B) if any costs or expenses constitute disbursements incurred by such party as agent on behalf of the Company (which such party certifies is not recoverable by it by repayment or set off), any VAT charged thereon (subject to the Company receiving a valid VAT invoice in respect of such disbursements).

9.5 If this Agreement does not become unconditional or shall be terminated pursuant to clause 13 the Company shall pay or reimburse to the Banks:

     9.5.1   the costs and expenses (and VAT) referred to in sub-clause 9.3; and

     9.5.2 all of the fees payable pursuant to clause 9.1 (for the avoidance of doubt, up to and including in respect of April 2002 irrespective of the date the Agreement ceases to be capable of becoming unconditional or is terminated (together with VAT thereon).

9.6 The Company hereby authorises the Underwriter to deduct some or all of the commissions, fees and expenses (including in relation to VAT, if any) payable to it pursuant to this clause 9 from the proceeds of the Rights Issue.

9.7 The Underwriter shall not be required to place on deposit or to procure there are placed on deposit any sums received in relation to the subscription for the New Ordinary Shares. If any sums are placed on deposit all interest earned shall be for the account of the Company.

9.8 For the avoidance of doubt, any fees and commissions paid to the Banks under this Agreement shall pro tanto reduce any fees and commissions payable to the Banks in consideration for the same services under the engagement letter between the Company and the Sponsor in connection with the Rights Issue, and vice-versa.

10.  FURTHER ANNOUNCEMENTS AND COMMITMENTS

10.1 Save as provided in sub-clause 4.1 and clause 14, the Company hereby undertakes with the Banks that (unless required by law of any jurisdiction or the regulations of a competent regulatory authority to do so) it will not, and will use all reasonable endeavours to procure that none of the officers, employees or agents of the Company or any of the Subsidiaries will, after the execution hereof and prior to 12/th/ April 2002, make any press or public announcement or publish any document (other than a supplementary prospectus approved under sub-clause 4.4) in the United Kingdom or elsewhere which relates to or is likely to affect the Rights Issue without the prior written consent of the Banks (not to be unreasonably withheld or delayed).

10.2 The Company hereby undertakes with the Banks that it will not, except with the prior written consent of the Banks (not to be unreasonably withheld or delayed), between the date of this Agreement and 12/th/ April 2002 enter into any commitment or agreement, or put itself in a position where it is obliged to announce that any commitment or agreement may be entered into, which is material in the context of the issue of the New Ordinary Shares.

10.3 For the avoidance of doubt, the provisions of this clause 10 are without prejudice to the absolute rights of the Banks to approve the form and content of any supplementary prospectus as contemplated by clause 2.1.8 and clause 4.

11.  WARRANTIES

11.1 The Company represents, warrants and undertakes to the Banks in the terms set out in Schedule 3.

11.2 The Warranties are given subject to matters properly disclosed in the Issue Documents.

11.3 Each of the Warranties shall be construed separately and shall not be limited or restricted by reference to or inference from any other terms of this Agreement.

11.4 Save as otherwise provided herein the Warranties shall remain in full force and effect notwithstanding the issue of the New Ordinary Shares.

11.5 The Company undertakes to the Banks that it will:

     11.5.1 refrain from doing or omitting to do any act or thing whereby any of the Warranties would not be true if the Warranties were repeated at any time up to and including the date of Admission; and

     11.5.2 forthwith disclose in writing to the Banks any matter or thing which may arise or become known to it after the date of this Agreement and before Admission which is inconsistent with any of the Warranties or which might render any of them misleading or which would be inconsistent with any of the Warranties as if the Warranties were repeated at all times up to and including the date of Admission or which is material to be known by an applicant for any of the New Ordinary Shares or by the Underwriter as a potential acquirer of the New Ordinary Shares hereunder.

11.6 The Company shall on the date of, and immediately prior to, the posting of the PALs, confirm in writing to the Banks in the form of agreed draft "I" that, as at the date and time at which such confirmation is signed, there has been no breach of any of the Warranties and that no event has occurred by reason of which any of them has ceased to be true and accurate as if repeated by reference to facts and circumstances at such date.

11.7 The Underwriter undertakes and acknowledges to and with the Company that:

     11.7.1 none of the PALs, the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares have been or will be registered by the Underwriter under the United States Securities Act of 1933 as amended (the "U.S. Securities Act") and may not be offered or sold by the Underwriter within the United States or to US Persons except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the U.S. Securities Act. The Underwriter has not offered or sold, and will not offer or sell, any of the PALs, the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares to persons within the United States (including sub-underwriters) except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the U.S. Securities Act;

     11.7.2 neither it, its affiliates, nor any person acting on its behalf has engaged in or will engage in any "directed selling efforts" with respect to the PALs, the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares;

     11.7.3  any sub-underwriter will agree that the restrictions set out in
             11.7.1 and 11.7.2 above apply to it; and

     11.7.4 terms used in this sub-clause 11.7 have the meanings ascribed to them by Regulation S under the US Securities Act.

11.8

     11.8.1 If the auditors for the time being of a Bank shall certify (at the request and expense of the Company) that any claim under the Warranties which has resulted in a payment having been made or becoming due from the Company would give rise to a Tax Relief for the Bank which would not otherwise have arisen, then, as and when the liability of the Bank to make an actual payment of tax is reduced by that Tax Relief (and in this respect the Bank may in its absolute discretion choose to utilise any other Tax Reliefs that are or become available to the Bank in priority to the Tax Relief which would not have arisen but for the claim which has resulted in the payment having been made or becoming due from the Company) or, in the case of a repayment, as and when the repayment is received, the amount by which the liability is reduced or the amount of the repayment shall be dealt with in accordance with clause 11.8.2.

     11.8.2 Where it is provided in clause 11.8.1 that any amount (the "Relevant Amount") is to be dealt with in accordance with this clause 11.8.2:

             (A) the Relevant Amount shall first be set off against any payment then due from the Company under the Warranties; and

             (B) to the extent that there is any excess, a refund shall be made to the Company of any previous payment or payments made by the Company under the Warranties and not previously refunded under this sub-clause up to the amount of such excess; and

             (C) to the extent that the excess referred to in paragraph
                 11.8.2(B) is not exhausted under that paragraph, the remainder of that excess shall be paid to the Company by the relevant Bank.

     11.8.3 Where any such certification as is mentioned in clause 11.8.1 has been made, the Company or the relevant Bank may (at its own expense) request the auditors for the time being of the Bank to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was subject to such certification should be amended; and if the auditors certify under this clause 11.8.3 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of clause 11.8.2 as the Relevant Amount in respect of the certification in question in place of the amount originally certified and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Company or (as the case may be) to the Company.

11.9 If any payment becomes due from the Company to a Bank in respect of a breach of the Warranties and the Bank either:

     11.9.1 is immediately entitled at the due date for the making of that payment to recover from some other person (not being the Company) any sum in respect of the claim that has resulted in that payment becoming due from the Company; or

     11.9.2 becomes entitled at some subsequent date to make such a recovery, the Bank shall notify the Company of its entitlement and shall, if so required by the Company, at the Company's sole expense and subject to adequate security for costs being provided by the Company, take all appropriate steps to enforce that recovery (keeping the Company reasonably informed of the progress of any action taken) and shall account to the Company for whichever is the lesser of:

     (A) any sum so recovered after deduction of all costs and expenses incurred by the Bank in enforcing such recovery; and

     (B) the amount paid by the Company in respect of Warranty claim in question.

12.  LIMITATION OF CLAIMS AND INDEMNITY

12.1 No Indemnified Person shall have any liability to the Company in respect of any loss or damage which the Company may suffer by reason of or arising out of the carrying out by the Banks or any other Indemnified Person of their obligations hereunder and/or the issue of the New Ordinary Shares and/or the despatch of the Issue Documents and/or the Rights Issue, unless it has been judicially determined that such loss or damage arises from the negligence, wilful default or fraud of an Indemnified Person or from a material breach by either Bank of its obligations under this Agreement or from a material breach by the Sponsor of its engagement letter with the Company.

12.2 Furthermore, any transaction carried out by the Underwriter pursuant to sub-clause 8.1 or sub-clause 8.6 will constitute a transaction carried out at the request of and as agent for the Company and the Underwriter shall not be responsible for any loss or damage suffered or alleged to have been suffered by any person by reason of any insufficiency or alleged insufficiency of any dealing price at which the rights to subscribe for any of the New Ordinary Shares may be sold or the New Ordinary Shares may be subscribed or of the timing of any such sale or subscription.

12.3 Without limitation to sub-clauses 12.1 and 12.2 the Company agrees with, and acknowledges to the Banks (save in relation to any matters specifically acknowledged by the Sponsor to have been verified by it) that none of the Indemnified Persons shall be responsible to such other parties for verifying the accuracy and/or fairness of any information in the Prospectus and/or the Press Announcement or any supplement or amendment to any of the foregoing or otherwise published or caused to be published by the Company or any of the Subsidiaries in connection with the Rights Issue or the Applications.

12.4 The Company undertakes with the Banks (for themselves and for each of the other Indemnified Persons) that it will hold each of the Indemnified Persons fully and effectively indemnified against all claims, actions or demands which may be brought against any of the Indemnified Persons (together "Claims") and against any losses, liabilities, costs, charges or expenses (together "Losses") which may be suffered or incurred by any of the Indemnified Persons in connection with or arising, directly or indirectly, out of the Applications or the Rights Issue including, without prejudice to such generality:

     12.4.1 the performance by the Underwriter or the Sponsor of its respective obligations under this Agreement;

     12.4.2  the issue of the New Ordinary Shares;

     12.4.3 the publication and/or distribution of the Prospectus and/or the other Issue Documents or of any other statement or document in connection with the Rights Issue;

     12.4.4 the Issue Documents not containing or being alleged not to contain all information required to be stated therein (whether pursuant to the Listing Rules or otherwise) or any statement therein being or alleged to be untrue, incomplete, unfair, misleading or not based on reasonable grounds;

     12.4.5  any breach by the Company of its obligations under this Agreement;

     12.4.6  any breach of the Warranties;

     12.4.7 the approval by the Banks for the purposes of section 21 of the Act of any communication made by the Company in connection with or referring to the Prospectus and/or the issue of any other advertisement or other information submitted to the UK Listing Authority pursuant to section 98 of the Act, whether arising by reason of any person alleging that any of the contents of any thereof is not true or accurate or is unfair or misleading or infringes any applicable statute or the rules of any self regulating organisation of which the Sponsor or the Underwriter is a member or otherwise however;

     12.4.8 any letter, declaration or report required by the Listing Rules to be given by the Sponsor in connection with the Listing Application being, or being alleged to be, untrue, incorrect or misleading;

     12.4.9 any letter, declaration or report required by the LSE Admission Standards to be given by the Sponsor in connection with the Trading Application being, or being alleged to be, untrue, incorrect or misleading; and/or

     12.4.10 any breach or alleged breach of the laws or regulations of any country resulting from the Listing Application and/or Trading Application or the performance of this Agreement;

     including, without limitation, all reasonable costs, charges or expenses which any of the Indemnified Persons may incur in investigating, disputing or defending any such Claims or Losses or in establishing any claim for indemnity under this clause.

12.5 The indemnities contained in sub-clause 12.4:

     12.5.1 shall not extend to any actions, liabilities, losses, damages or expenses to the extent that the same are held by a court of competent jurisdiction or are acknowledged by the Sponsor or Underwriter to arise from the negligence, wilful default or fraud of any Indemnified Person or from a material breach by either Bank of its obligations under this Agreement or from a material breach by the Sponsor of its engagement letter with the Company;

     12.5.2 shall not extend to any Losses arising from the sale or loss in value of any New Ordinary Shares subscribed by the Underwriter pursuant to this Agreement, unless such Losses are occasioned by, or arise from or would not have arisen but for (in each case directly or indirectly) any breach by the Company of any of the Warranties or any other breach by the Company of its obligations under this Agreement.

     12.6 All sums payable under the indemnities in this clause 12 shall be paid free and clear of all deductions, set-offs or withholdings whatsoever save only as may be required by law. If any such deductions, set-offs or withholdings are required by law the Company shall be obliged to pay to the relevant person such sum as will, after such deduction, set-off or withholding has been made, leave that person with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction, set-off or withholding. If any sum payable by the Company under this indemnity shall otherwise be subject to tax in the hands of the recipient the same obligation to make an increased payment shall apply in relation to such tax liability as if it were a deduction, set-off or withholding required by law.

     12.7

            12.7.1 If the auditors for the time being of an Indemnified Person shall certify (at the request and expense of the Company) that any claim which has resulted in a payment having been made or becoming due from the Company under this clause 12 would give rise to a Tax Relief for the Indemnified Person which would not otherwise have arisen, then, as and when the liability of the Indemnified Person to make an actual payment of tax is reduced by reason of that Tax Relief (and in this respect the Indemnified Person may in its absolute discretion choose to utilise any other Tax Reliefs that are or become available to the Indemnified Person in priority to the Tax Relief which would not have arisen but for the claim which has resulted in the payment having been made or becoming due from the Company) or, in the case of a repayment, as and when the repayment is received, the amount by which the liability is reduced or the amount of the repayment shall be dealt with in accordance with clause 12.7.2.

            12.7.2 Where it is provided in clause 12.7.1 that any amount (the "Relevant Amount") is to be dealt with in accordance with this clause 12.7.2:

                    (A) the Relevant Amount shall first be set off against any payment then due from the Company under this clause 12; and

                    (B) to the extent that there is any excess, a refund shall be made to the Company of any previous payment or payments made by the Company under this clause 12 and not previously refunded under this sub-clause up to the amount of such excess; and

                    (C) to the extent that the excess referred to in paragraph 12.7.2(B) is not exhausted under that paragraph, the remainder of that excess shall be paid to the Company by the relevant Indemnified Person.

            12.7.3  Where any such certification as is mentioned in clause
                    12.7.1 has been made, the Company or the relevant Indemnified Person may (at their/its own expense) request the auditors for the time being of the Indemnified Person to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was subject to such certification should be amended; and if the auditors certify under this clause 12.7.3 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of clause 12.7.2 as the Relevant Amount in respect of the certification in question in place of the amount originally certified and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Company or (as the case may be) to the Company.

     12.8 If any payment becomes due from the Company to an Indemnified Person under this clause 12 and the Indemnified Person either:

            12.8.1 is immediately entitled at the due date for the making of that payment to recover from some other person (not being the Company) any sum in respect of the claim that has resulted in that payment becoming due from the Company; or

            12.8.2 becomes entitled at some subsequent date to make such a recovery,

            the Indemnified Person shall notify the Company of their entitlement and shall, if so required by the Company, at the Company's sole expense and subject to adequate security for costs being provided by the Company, take all appropriate steps to enforce that recovery (keeping the Company reasonably informed of the progress of any action taken) and shall account to the Company for whichever is the lesser of:

            (A) any sum so recovered after deduction of all costs and expenses incurred by the Indemnified Person in enforcing such recovery; and

            (B) the amount paid by the Company pursuant to this clause 12 in respect of the claim in question.

     12.9 The indemnities contained in this clause 12 are in addition to any rights which any Indemnified Person may have at common law or otherwise, including but not limited to any right of contribution and the provisions of this clause 12 shall remain in full force and effect notwithstanding the issue of the New Ordinary Shares.

     12.10 Subject to sub-clause 12.11, if the Sponsor or Underwriter becomes aware of any claim which shall be brought or threatened against any of the Indemnified Persons in respect of which indemnity may be sought under this clause 12, the relevant party shall as soon as practicable notify the Company in writing and enter into and thereafter maintain reasonable consultation with the Company on all major decisions concerning such claim and have regard to any requests reasonably made by the Company in relation to avoiding, disputing, resisting, appealing, compromising or defending any such claim, subject always to the Company indemnifying or securing the Indemnified Persons, in a manner satisfactory to the relevant Bank, against any and all costs, charges and expenses incurred by any of the Indemnified Persons in complying with any such request and any subsequent compromise or settlement of any such claim or action which would not otherwise have arisen.

     12.11 Nothing in sub-clause 12.10 shall require any of the Indemnified Persons to do, or refrain from doing, anything which would, or which the Banks in good faith consider might, prejudice any insurance cover to which any of the Indemnified Persons may from time to time be entitled or from which it or any of them may benefit.

     12.12 The Company agrees that it shall not, without the prior written consent of the Banks (not to be unreasonably withheld or delayed), settle, compromise or consent to the entry of any judgment with respect to any pending or threatened Claim in respect of which indemnification may be sought under this clause 12 (whether or not the Banks are an actual or potential party to such a Claim) unless such settlement, compromise or consent includes an unconditional release of all Indemnified Persons from all liability arising out of such a Claim.

     12.13  The Company further agrees that:

            12.13.1 where any loss, liability, damage, cost, charge or expense is suffered by the Company (together "Losses") for which an Indemnified Person would otherwise jointly and severally be liable with any third party or third parties to the Company, the extent to which such loss shall be recoverable by the Company from such Indemnified Person shall be limited so as to be in proportion to such Indemnified Person's contribution to the overall fault for the Losses, as agreed between the parties, or in the absence of agreement, as determined by a court of competent jurisdiction; and

            12.13.2 where an Indemnified Person is liable for any loss, liability, damage, cost, charge or expense suffered by any party other than the Company (together "Third Party Losses") or is liable to make any contribution in respect of such Third Party Losses arising from or in connection with this Agreement then the Company shall indemnify such Indemnified Person in respect of such Third Party Losses to the extent of any amount which such Indemnified Person would have been entitled to recover from any of the Company's other advisers pursuant to the Civil Liability (Contributions) Act 1978 or otherwise but for any agreement between the Company or any of its Subsidiaries and such other adviser to exclude and/or limit the maximum financial amount of such other adviser's liability to the Company or any of its Subsidiaries in respect of such Third Party Losses.

     12.14 The Registrars shall be deemed not to be agents of the Underwriter for the purposes of this clause 12.

     12.15 The provisions of this clause 12 shall not apply to the extent they exclude or restrict any liability or obligation either Bank may have under the regulatory system (as defined in the Financial Services Authority Handbook).

     12.16 Sub-clause 15.4 shall apply in relation to the rights of the Indemnified Persons other than the Banks under this clause 12.

     12.17 Each of the sub-clauses of this clause 12 and each of the exclusions of liability and indemnities within those sub-clauses is and shall be construed as separate and severable and in the event that any such sub-clause, exclusion of liability or indemnity is determined by the court to be unenforceable in whole or in part for any reason, such unenforceability shall not affect or impair the enforceability of the other sub-clauses or the remainder of any sub-clause as appropriate and any such other sub-clauses or parts thereof, as appropriate, shall continue to bind the parties.

     13.    TERMINATION IN EXCEPTIONAL CIRCUMSTANCES

     13.1 If at any time prior to Admission it shall come to the notice of the Company or the Banks that:

            13.1.1 any statement contained in the Prospectus is or has become untrue, incorrect in any material respect or misleading in any material respect; or

            13.1.2 matters have arisen which would, if the Prospectus were issued at that time, constitute a material omission therefrom; or

            13.1.3  there has been a material breach of any of the Warranties;
                    or

            13.1.4 by reason of any event occurring or circumstance arising after the date hereof, any one or more of the Warranties would cease to be true and accurate in all material respects if repeated at that time; or

            13.1.5 the Company has failed in any material respect to comply with its obligations under this Agreement; or

            13.1.6 the Facility Agent has exercised any right under the Senior Credit Facilities to cancel the Total Commitments and/or declare that all or any part of any amounts outstanding under the Finance Documents are immediately due and payable, and/or payable on demand (each of the Facility Agent, the Total Commitments and the Finance Documents being as defined in the Senior Credit Facilities);

            the Company or the Banks as the case may be will forthwith give notice thereof to the other of them and the Banks may by notice in writing to the Company terminate this Agreement forthwith.

     13.2 If the Company fails, for a reason which is material in the context of the Warranties (including the Warranties as if repeated as referred to in such confirmation), to deliver to the Banks the confirmation required by sub-clause 11.6 the Banks may by notice in writing to the Company terminate this Agreement forthwith.

     13.3 If at any time prior to Admission there shall occur, develop or come into effect any fundamental change in national or international, financial, economic, or political conditions and/or any disaster which materially and adversely affects the financial position and/or prospects of the Group taken as a whole or any general materially adverse change in market conditions, and if in the reasonable opinion of the Banks such change or disaster would materially prejudice the success of the Rights Issue, or is likely materially and adversely to affect the financial position, business or prospects of the Group taken as a whole, the Banks (after such consultation with the Company and its advisers as the circumstances shall, in the Banks' reasonable opinion, permit) may by notice in writing to the Company terminate this Agreement forthwith.

     13.4 Upon termination of this Agreement under any of the foregoing provisions of this clause 13, subject to the provisions of clause 14, all obligations of the Banks hereunder and any outstanding obligations of the Company hereunder shall cease and determine and none of the parties shall have any claim against any other in relation thereto.

     14.    EFFECT OF TERMINATION

     14.1 If the obligations of the Banks under this Agreement shall cease and determine pursuant to clause 2 or clause 13, no party shall have any claim against any other party hereto for compensation, costs, damages or otherwise, save that:

            14.1.1 the Company shall forthwith pay to the Banks the costs and expenses and fees referred to in clause 9.3 and 9.5;

            14.1.2  the provisions of clauses 1, 11, 12, 14, 15, 17, 18, 19, 21, and 22 shall continue to apply notwithstanding such termination; and

            14.1.3 such cessation and determination shall not prejudice any accrued rights or claims by a party against any other party hereto (including, without limitation, any right to make a claim under the Warranties in relation to any such matter as gave rise to a right to terminate this Agreement under sub-clause 13.1 or 13.2, but without giving rise to a right to make a claim for damages under the Warranties by reason of any deemed repetition of the Warranties after the date of this Agreement).

     14.2 If the obligations of the Banks under this Agreement shall cease and determine pursuant to clause 2 or clause 13, then:

            14.2.1 the Company will co-operate with all reasonable requests of the Banks with a view to ensuring that all cheques or bankers' drafts received with respect to the New Ordinary Shares which have not been presented are returned to the relevant subscribers or sub-underwriters and that the proceeds of any cheques or bankers' drafts received from subscribers or sub-underwriters which have been presented (together with all other monies received from sub-underwriters) are repaid to the relevant subscribers or sub-underwriters in each case as soon as practicable; and

            14.2.2 the Company shall immediately withdraw the Applications and, if requested in writing by the Underwriter, shall make a press announcement in a form reasonably required by the Underwriter.

     15.    OBLIGATIONS OF THE PARTIES

     15.1 The provisions of this Agreement shall enure for the benefit of the Banks and their successors and assigns.

     15.2 The obligations of the Company hereunder (including, without limitation, under the Warranties and the indemnities in clause 12) shall be binding on its assigns or successors in title (as the case may be).

     15.3 Any liability to the Banks hereunder may in whole or in part be released, compounded or compromised and time or indulgence may be given by the Banks as regards any person under such liability without prejudicing the Banks' rights against any other person under the same or a similar liability.

     15.4 With the exception of the right of the Indemnified Persons other than the Banks (the "Third Parties") to enforce the terms contained in clause 12 of this Agreement, no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement. The rights of the Third Parties to enforce the terms of clause 12 of this Agreement are subject to the term that the Banks are the only persons who have the right (which they may waive in whole or in part in its absolute discretion and without the consent of or consultation with any Third Party) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to commencement or compromise of such proceedings) but will not owe any duty or have any liability to any of the Third Parties in relation to such conduct. The rights of the Third Parties under clause 12 are also subject to the terms of clauses 15 and 22 of this Agreement. The parties to this Agreement may by agreement rescind or vary any term of this Agreement without the consent of any of the Third Parties.

     16.  TIME OF THE ESSENCE

     16.1 Any date or period mentioned in any clause may be extended by mutual agreement between the Company and the Banks but, as regards any date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.

     16.2 Any time mentioned herein is a reference to London time.

     17.  WITHHOLDING AND GROSSING-UP

     17.1 All sums payable to the Banks under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the relevant person shall pay such additional amount as shall be required to ensure that the net amount received by the Banks will equal the full amount which would have been received by it had no such deduction or withholding been made.

     17.2 If the United Kingdom Inland Revenue or any other tax authority brings into charge to tax (or into any computation of income, profit or gains for the purposes of any charge to tax) any sum payable to the Banks under this Agreement (other than in respect of the Fee, the Underwriter Fee and any payments of costs and expenses under clause
          9), then the person liable to make such payment shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable thereon (or that would be so chargeable but for the availability of relief in respect of that charge to tax), is equal to the amount that would otherwise be payable to the Banks under this Agreement (additional payments made on demand by the Banks).

     17.3 This clause 17 is not intended to apply to any sum payable under clause 12 to which the provisions of clause 12 shall apply, and shall apply to sums payable under clause 11 subject to the provisions of clause 11.

     18.  VARIATION

          No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of the parties.

     19.  ENTIRE AGREEMENT

          This Agreement (and the documents referred to herein) contains the entire agreement and understanding between the parties concerning the subject matter of this Agreement and supersedes any previous agreement or understanding between the parties relating to its subject matter.

     20.  COUNTERPARTS

          This Agreement may be executed in any number of counterparts by the parties. Each separate counterpart when executed and delivered shall constitute an original and all counterparties together shall constitute one and the same instrument.

     21.  NOTICES

     21.1 All notices delivered hereunder shall be in writing and shall be delivered by hand or despatched by first class post or by facsimile (in the case of notices given to the Company (Fax No: 020 7304 6001) or to the Sponsor (Fax No: 020 7888 1600) or to the Underwriter (Fax
          No: 020 7888 1600), to the following addresses: if to the Company, to its registered office for the time being marked for the attention of the

          Company Secretary; if to the Sponsor to its address set out herein marked for the attention of the Head of Legal and Compliance and if to the Underwriter to the address set out herein marked for the attention of the Head of Legal and Compliance or such other address or marked for the attention of such other person as the Banks may from time to time notify in writing to the Company.

     21.2 Any such notice shall take effect in the case of delivery by hand upon delivery, in the case of despatch by post 24 hours after posting, and in the case of facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient specified in sub-clause 21.1.

     22.  GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

     22.1 This Agreement shall be governed by, and construed in accordance with, English law.

     22.2 Each party irrevocably agrees for the benefit of the Banks that the Courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

     22.3 Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

     22.4 Each party agrees that without preventing any other mode of service, any document in an action (including, but not limited to, a claim form or any other document to be served under the Civil Procedure Rules) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 21 and each party undertakes to maintain such an address at all times in the United Kingdom and to notify the other party in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under clause 21.

     IN WITNESS whereof this Agreement has been executed as a deed the day and year first before written.

                                   SCHEDULE 1

                                  The Directors





P M Brooks

A J Allner

D S McCulloch

D W Odum

G E Morris

R E Briggs

W Schmidt

                                   SCHEDULE 2

                                LIST OF DOCUMENTS

---------------------------------------------------------------------------------------------------------------
     Documents                                                     No of     Execution Requirements
                                                                   copies
---------------------------------------------------------------------------------------------------------------
     Part I
     ------
---------------------------------------------------------------------------------------------------------------
1.   Listing Application duly signed on behalf of the Company      1         Signed original
     (in the form required by the Listing Rules) together with
     such other letters or documents signed by the Brokers or
     independent market makers as may be required by the
     Listing Rules to support the Listing Application and a                  21/st/ February
     cheque in respect of UK Listing Authority charges.                      ---------------
---------------------------------------------------------------------------------------------------------------
2.   Trading Application duly signed on behalf of the Company      1         Signed original
     (in the form required by the LSE Admission Standards)
     together with such other letters or documents as are
     required by the LSE Admission Standards to support the
     Trading Application (to the extent not already delivered
     pursuant to this schedule) and a cheque in respect of                   21/st/ February
     London Stock Exchange charges.                                          ---------------
---------------------------------------------------------------------------------------------------------------
3.   Final Form Issue Documents.                                   5         2 of which must have been
                                                                             signed by each Director or by
     Press Release 20/th/ February                                           his agent or attorney duly
     -----------------------------                                           authorised in writing (together
                                                                             with the original and one
     Prospectus/Proxy 21/st/ February                                       certified copy of any such
     --------------------------------                                        authorisation)
---------------------------------------------------------------------------------------------------------------
4.   Report(s) prepared by the Reporting Accountants and           2         1 signed original and 1
     addressed to the Directors and the Sponsor reporting on                 certified copy
     the working capital requirements of the Group.
                                                                              20/th/ February
                                                                              ---------------
---------------------------------------------------------------------------------------------------------------
5.   Letter(s) from the Auditors relating to Proforma Statement    2         1 signed original and 1
     of net assets contained in the Prospectus, relating to                  certified copy
     significant changes in the trading and financial position
     of the Group since 29th December 2001 and reporting on the              Net Assets: 21/st/ February
     extraction of financial information in the Prospectus and               ---------------------------
     consenting to the issue of the Prospectus.
                                                                             Significant Change/
                                                                             -------------------
                                                                             extraction: 20/th/ and 21/st/
                                                                             -----------------------------
                                                                             February
                                                                             --------
---------------------------------------------------------------------------------------------------------------
6.   Letter from the Company to the Banks (in a form previously    1         Original signed by each
     approved by the Banks) confirming that the Company is                   Director or by his agent or
     satisfied, after due and careful enquiry, that the working              attorney duly authorised in
     capital available to the Group is sufficient.                           writing (together with a
                                                                             certified copy of such
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
      Documents                                                    No of     Execution Requirements
                                                                   copies
---------------------------------------------------------------------------------------------------------------
      available to the Group is sufficient.                                  authorisation, if not already
                                                                             delivered).
                                                                             20/th/ February
                                                                             ---------------
---------------------------------------------------------------------------------------------------------------
7.    Letter from the Auditors to the Banks relating to            1         Signed original
      paragraphs 2.9 and 2.12 of the Listing Rules.
                                                                             20/th/ and 21/st/ February
                                                                             --------------------------
---------------------------------------------------------------------------------------------------------------
8.    Letter from the Company's solicitors to the Banks relating   1         Signed original
      to paragraph 2.12 of the Listing Rules.
                                                                             20/th/ and 21/st/ February
                                                                             --------------------------
---------------------------------------------------------------------------------------------------------------
9     Letter from the Company to the Banks relating to paragraph   1         Signed original
      2.12 of the Listing Rules.
                                                                             20/th/ and 21/st/ February
                                                                             --------------------------
---------------------------------------------------------------------------------------------------------------
10.   Letter from the Company to the Banks in relation to          1         Signed original
      financial information extracted from accounting records,
      pursuant to paragraph 2.20 of the Listing Rules.                       20/th/ and 21/st/ February
                                                                             --------------------------
---------------------------------------------------------------------------------------------------------------
11.   Consent Letter from any person who gave a statement, or is   1         Signed original
      of each named, as an expert in the Prospectus confirming
      that the statement or report is included in the Prospectus with the consent of that person who has authorised the
      contents of that part of the Prospectus for the purposes
      of Paragraph 6(1)(e) of The Financial Services and Markets             21/st/ February
      Act 2000 (Official Listing of Securities) Regulations 2001.            ---------------
---------------------------------------------------------------------------------------------------------------
12.   Letter from the Directors to the UK Listing Authority, as    2         1 signed original, signed by
      required by paragraph 5.5 of the Listing Rules, in a form              each Director or by his agent
      previously approved by the Banks.                                      or attorney duly authorised in
                                                                             writing (together with a
                                                                             certified copy of such
                                                                             authorisation, if not already
                                                                             delivered) and 1 certified copy
                                                                             20/th/ and 21/st/ February
                                                                             --------------------------
---------------------------------------------------------------------------------------------------------------
13.   Verification Notes in respect of the Prospectus.             1
---------------------------------------------------------------------------------------------------------------
14.   Minutes of the meeting of the Board at which (inter alia)    2         Certified copies
      resolutions were passed approving and authorising the
      Applications and the publication of the Prospectus and
      authorising the execution of this Agreement by the Company.            20/th/ February
---------------------------------------------------------------------------------------------------------------
15.   Each of the material contracts listed in paragraph 7 of      2         Certified copies
      Part VI of the Prospectus.
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
      Documents                                                     No of     Execution Requirements
                                                                    copies
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
17.   Save to the extent already delivered to the Banks pursuant    2         Certified copies
      to this Schedule and save for any letters to be signed by
      the Banks, each of the documents stated in the Prospectus
      to be available for inspection.
---------------------------------------------------------------------------------------------------------------
18.   Responsibility statements from each Director in the form      1         Originals signed by each
      previously approved by the Banks.                                       Director or by his agent or
                                                                              attorney duly authorised in
                                                                              writing (together with a
                                                                              certified copy of such
                                                                              authorisation, if not already
                                                                              delivered)
---------------------------------------------------------------------------------------------------------------
18.A  10b-5 letters in the common form from Clifford Chance and               21/st/ February
      ---------------------------------------------------------               ---------------
      Cravath Swain & Moore
      ---------------------
---------------------------------------------------------------------------------------------------------------
      Part II
      -------
---------------------------------------------------------------------------------------------------------------
19.   Declaration to the UK Listing Authority by the Company in     1         1 original and 1 certified copy
      the form set out in Schedule 6 to the Listing Rules to be
      dated the day of Admission.
---------------------------------------------------------------------------------------------------------------
20.   Security application forms in respect of the Nil Paid         1         Certified copy
      Rights and the Fully Paid Rights which have been given to
      CRESTCo.
---------------------------------------------------------------------------------------------------------------

                                   SCHEDULE 3

                                 The Warranties

(A) the Issue Documents contain all particulars and information required by and are in accordance with, and (save as a result of any action improperly or unlawfully taken by the Banks of their own volition and without the knowledge or consent of the Company) the manner in which they are to be published, distributed and/or advertised does not breach, the Act, the Listing Rules, the LSE Admission Standards, the Companies Act 1985 and all other relevant statutes and governmental regulations in the United Kingdom and elsewhere;

(B) all statements of fact contained in the Prospectus and the Press Announcement are true and accurate in all material respects and not misleading in any material respect and all statements of opinion, intention or expectation contained therein are truly and honestly held and have been made after due and careful consideration, and there is no fact or matter omitted from the Issue Documents which (i) investors and their professional advisers would reasonably require, or reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Group and of the rights attaching to the New Ordinary Shares, or (ii) the omission of which makes any statement therein misleading in any material respect or (iii) in the context of the Rights Issue is material for disclosure therein;

(C) so far as the Company is aware, there are no matters other than those disclosed in the Prospectus or otherwise in writing to the UK Listing Authority or the London Stock Exchange which should be taken into account by the UK Listing Authority or the London Stock Exchange in considering the Applications;

(D) without limitation to paragraph (B) above, (i) the working capital statement contained in the Prospectus has been made after due and careful consideration and after taking into account all information currently available to the Directors (ii) the Board intends to follow the dividend policy set out in the Prospectus; and (iii) the interests of Directors and of persons connected with the Directors (within the meaning of section 346 of the Companies Act 1985) in the share capital of the Company and the Directors' interests (if any) in contracts and other arrangements of or with the Group are fairly and accurately described in the Prospectus and (save for those described in the Prospectus) no Director has any interest in any subsisting contract or arrangement with any member of the Group;

(E)   (1)      all sums due in respect of the issued capital of the Company have been paid to and received by the Company and except as stated in the Prospectus there are no allotted but unissued shares or outstanding options or other rights to subscribe for or call for the allotment of any share or loan capital of the Company;

      (2) the register of members of the Company contains a complete and accurate record of the members of the Company and the Company has not received any notice of any application or intended application for rectification;

      (3) following the passing of the Resolutions, the Company has power under its memorandum and articles of association to allot and issue the New Ordinary Shares and make the Applications in the manner proposed in this Agreement and, subject only to the passing of the Resolutions, all consents required by the Company for the issue of New Ordinary Shares and to effect the Applications have been irrevocably and unconditionally obtained;

      (4) subject to the passing of the Resolutions, the allotment and issue of the New Ordinary Shares will not infringe any limits, powers or restrictions to which the Company is subject or the terms of any contract, obligation or commitment whatsoever of the Group nor give rise to any obligation under any such contract, obligation or commitment which is inconsistent with the acquisition, pursuant to the Rights Issue and this Agreement, of valid unencumbered title to the New Ordinary Shares;

(F) all statements of fact contained in the review by the Reporting Accountants of working capital forecasts (copies of which have been delivered to the Banks) are true and accurate in all material respects;
      (i) the Company does not disagree in any material respect with any statement of opinion or expectation contained therein, the Company is not aware of any matter omitted therefrom which is material or the omission of which makes such review misleading in any material respect and the Company is not of the view that any of the forecasts and assumptions set out in such review is unreasonable; and (ii) no material information was withheld from the Reporting Accountants in connection with the preparation of such review and such information was when given not misleading in any material respect and, so far as the Company is aware, nothing has occurred since to require the same to be amended or updated in any material respect;

(G) the answers to the Verification Notes have been provided with due care and attention;

(H) each member of the Group has been duly incorporated and has full corporate power and authority to carry on its business as at the date hereof and has carried on such business in compliance in all material respects with all legal requirements applicable to such business, whether in the United Kingdom or elsewhere, and save as disclosed in the Prospectus each member of the Group holds all material licences, permissions, authorisations and consents necessary to enable it to carry on the same, and all such licences, permissions, authorisations and consents are in full force and effect and there are no circumstances of which the Company is aware which indicate that any of them may be revoked, rescinded, avoided or repudiated or not renewed in whole, or in part, in the ordinary course of events;

(I) none of the Company, it Subsidiaries nor any person acting on its or their behalf has engaged or will engage in any "directed selling efforts" with respect to the PALs, the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares; there is no "substantial U.S. market interest" in the Ordinary Shares (terms used in this paragraph (I) have the meanings ascribed to them by Regulation S under the United States Securities Act of 1933, as amended);

(J) the audited financial statements of the Group set out in Part II of the Prospectus were prepared in accordance with United Kingdom accounting principles and all applicable Statements of Standard Accounting Practice and Financial Reporting Standards and pronouncements of the Urgent Issues Task Force except as disclosed or stated in the relevant accounts and gave a true and fair view of the state of affairs of the Group at the relevant balance sheet date and of the profits/losses of the Group for such periods;

(K) so far as the Company is aware, no member of the Group has taken any action nor have any other steps been taken or legal proceedings started or threatened against any member of the Group for its winding up or dissolution or for it to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, administrator, trustee or similar officer of any member or any of its properties, revenues or assets;

(L) since the Accounts Date and save as provided for in the audited accounts of the Company as at the Accounts Date, the Company has not declared, made or paid any dividend or other distribution (as defined in the Taxes Act
      1988);

(M) save as disclosed in the Prospectus, since 29 December 2001 (i) the businesses of each member of the Group have been carried on in the ordinary course; (ii) there has been no material adverse change in the financial or trading position or prospects of the Group taken as a whole; and (iii) no member of the Group has entered into any transaction outside the ordinary course of business which is of a material nature;

(N) no event has occurred upon the occurrence of which any indebtedness of the Group has or will become payable prior to maturity by reason of any event of default (howsoever described) on the part of or in relation to any member of the Group;

(O) each of the Company and its Subsidiaries has, and at all material times has had, insurance cover in respect of its business and assets:

      (1) against all material risks which a person carrying on the same type of business as the Company or any of its Subsidiaries (as the case may be) or having similar assets may reasonably be expected to insure against; and

      (2) for such amount in respect of its business as would in the circumstances be prudent for such a business;

(P) save as disclosed in the Prospectus, no member of the Group is engaged in any litigation, arbitration, prosecution or other legal proceedings which may have a significant effect on the Group's financial position (other than routine debt collection) nor, to the best of the knowledge and belief of the Company having made all reasonable enquiries, are any such proceedings threatened or anticipated;

(Q) all information in relation to the Directors contained in the Prospectus is true and accurate in all material respects;

(R)   save as disclosed in the Prospectus, there is not outstanding:

      (1) any loan made by any member of the Group to, or debt owing to any member of the Group by, any of the Directors or any person connected with any of them (within the meaning of section 839 of the Taxes Act
            1988);

      (2) any agreement or arrangement to which any member of the Group is a party and in which any of the Directors or any such connected person is interested; and

(T) the Prospectus and the Press Announcement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                   SCHEDULE 4

                          New Ordinary Shares taken up

(1) In this Schedule, "MTM instruction" means a many-to-many instruction which:

       (a) on its settlement has the effect as described in paragraph 2(b)(ii) of part III of the Prospectus;

       (b)   has been properly authenticated in accordance with that paragraph;
             and

       (c)   contains the information required by that paragraph.

(2) The Company may in its sole discretion treat an MTM instruction which constitutes a properly authenticated dematerialised instruction (the "first instruction") as not constituting a valid acceptance in accordance with paragraph 2(b)(ii) of part III of the Prospectus if at the time at which the Registrars receive a properly authenticated dematerialised instruction giving details of the first instruction, the Company or the Registrars are or have been notified by CRESTCo of a matter specified in regulation 35(5)(a) of the CREST Regulations in relation to the first instruction.

(3)    In this Agreement, New Ordinary Shares are "taken up" if:

       (a) where the New Ordinary Shares in nil paid form are in certificated form, the following has occurred by 10.30 am on the Acceptance
             Date:

             (i) a PAL in respect of those New Ordinary Shares has been lodged with the Registrars for acceptance (whether by the person to whom the New Ordinary Shares were provisionally allotted or by renouncees of the right to accept allotment) in accordance with the terms of the Prospectus and the PAL;

             (ii) the cheque or other remittance that accompanies the PAL is for the full amount payable in respect of those New Ordinary Shares; and

             the Company has not been notified by 6.00 p.m. on the business day following the Acceptance Date that the cheque or other remittance has been dishonoured (whether or not the cheque or other remittance is subsequently honoured); or

       (b) the New Ordinary Shares in nil paid form are in uncertificated form and:

             (i) an MTM instruction in respect of those New Ordinary Shares settles by 10.30 am on the Acceptance Date; or

             (ii) an MTM instruction in respect of those New Ordinary Shares constitutes a valid acceptance in accordance with paragraph 2(b)(ii)(bb) of part III of the Prospectus and settles by
                   2.00 pm on the Acceptance Date; or

             (iii) the following has occurred:

                  1. an MTM instruction in respect of those New Ordinary Shares constitutes a valid acceptance in accordance with paragraph 2(b)(ii)(bb) of part III of the Prospectus; and

                  2. the MTM instruction has not settled by 2.00 pm on the Acceptance Date (or by such later time or date as the Company and the Underwriter decide); and

                  3. the Company is not entitled to assume, in accordance with paragraph (A) of paragraph 2(b)(ii) of part III of the Prospectus, that there has been a breach of any of the representations, warranties or undertakings set out or referred to in part III of the Prospectus because it is aware of a reason outside the control of the CREST member or CREST sponsor that sent the MTM instruction for its failure to settle; or

             (iv) the following has occurred:

                  1. an MTM instruction in respect of those New Ordinary Shares constitutes a valid acceptance in accordance with paragraph 2(b)(ii)(bb) of part III of the Prospectus;

                  2. the MTM instruction has not settled by 2.00 p.m. on the Acceptance Date (or by such later time or date as the Company and the Underwriter decide);

                  3. the Company is entitled to assume, in accordance with paragraph (A) of paragraph 2(b)(ii) of part III of the Prospectus, that there has been a breach of any of the representations, warranties or undertakings set out or referred to in part III of the Prospectus because it is not aware of a reason outside the control of the CREST member or CREST sponsor that sent the MTM instruction for its failure to settle; and

                  4. the Company exercises its discretion not to reject the acceptance constituted by the MTM instruction; or

             (v) an MTM instruction in respect of those New Ordinary Shares does not constitute a valid acceptance in accordance with paragraph 2(b)(ii) of part III of the Prospectus and the Company exercises its discretion not to reject the acceptance constituted by the MTM instruction.

(4) For the avoidance of doubt the Underwriter has no liability or obligation under this Agreement in relation to any New Ordinary Shares if the New Ordinary Shares in nil paid form are in certificated form and:

       (a) the acceptance of the Provisional Allotment Letter in respect of those New Ordinary Shares is rejected after 10.30 am on the Acceptance Date due to the failure to provide satisfactory evidence of identity to comply with the Money Laundering Regulations 1993 in the manner contemplated in the Issue Documents; or

       (b) the cheque or other remittance for which is dishonoured after 6.00 p.m. on the business day following the Acceptance Date except if each party has been notified that the cheque or other remittance has been dishonoured by such time.

(5) The Underwriter and the Company may agree that New Ordinary Shares comprised in PALs are deemed to have been taken up and therefore not treated as Unaccepted Shares by 10.30 am on the Acceptance Date if the New Ordinary Shares in nil paid form are in certificated form and:

       (a) a cheque or other remittance for the full amount payable in respect of those New Ordinary Shares (and whether or not the cheque or other remittance is honoured) is received by 10.30 am on the Acceptance Date from an authorised person (as defined in the Act) or a qualified institutional buyer within the meaning of rule 144A under the US Securities Act identifying those New Ordinary Shares and undertaking to lodge the relevant PAL properly completed in due course; or

       (b) the relevant PAL and a cheque or other remittance for the full amount payable in respect of those New Ordinary Shares (and whether or not the cheque or other remittance is honoured) are received by
             10.00 am on the first dealing day after the Acceptance Date by post and the cover bears a legible postmark of not later than 10.30 am on the Acceptance Date.

(6) If the parties decide to extend the time for settlement of MTM instructions as referred to in paragraph 3(b)(iii)(2) and 3(b)(iv)(2), the Company shall forthwith ask CRESTCo not to disable the Nil Paid Rights until the end of that extension.

(7) As soon as practicable after 10.30 am on the Acceptance Date and by 12.00 noon on the first dealing day after the Acceptance Date, the Company shall exercise its discretion in paragraph 3(b)(iv)(4) and 3(b)(v) above so as to maximise the number of New Ordinary Shares that are taken up except as agreed by the Underwriter (such agreement not be unreasonably withheld or delayed).

(8)    If the Company accepts:

       (a) an alternative properly authenticated dematerialised instruction from a CREST member or (where applicable) a CREST sponsor in accordance with paragraph (C) of paragraph 2(b)(ii) of part III of the Prospectus; or

       (b) an alternative instruction or notification from a CREST member or CREST personal member or (where applicable) a CREST sponsor in accordance with paragraph (E) of paragraph 2(b)(ii) of part III of the Prospectus;

       as constituting a valid acceptance in respect of any New Ordinary Shares, those New Ordinary Shares are deemed to have been taken up.

EXECUTED as a Deed      )
for and on behalf of    )
ENODIS PLC              )
acting by:-             )
                                                   /s/ Peter Brooks
                                                --------------------------------
                                                (Director)


                                                   /s/ David Hooper
                                                --------------------------------
                                                (Director/Secretary)




EXECUTED as a Deed                  )
for and on behalf of CREDIT SUISSE  )
FIRST BOSTON (EUROPE) LIMITED       )
acting by:-                         )
                                                   /s/ George Maddison
                                                --------------------------------
                                                (Director)


                                                   /s/ Derek Shakespeare
                                                --------------------------------
                                                (Director/Secretary)




EXECUTED as a Deed                  )
for and on behalf of CREDIT SUISSE  )
FIRST BOSTON EQUITIES LIMITED       )
acting by:-                         )
                                                   /s/ George Maddison
                                                --------------------------------
                                                (Director)


                                                   /s/ Derek Shakespeare
                                                --------------------------------
                                                (Director/Secretary)